IN THE UNITED STATES BANKRUPTCY COURT
               FOR THE WESTERN DISTRICT OF OKLAHOMA

IN RE:                          )
                                )
ENVIRONMENTAL  TRANSPORTATION   )
SERVICES, INC.,                 )     Case No. 98-11018 BH
                                )     (Chapter 11)
                    Debtor.     )     (Jointly Administered)

     ORDER AUTHORIZING DEBTOR-IN-POSSESSION TO SELL ASSETS
          FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES
                   PURSUANT TO 11 U.S.C. Section 363
                   ___________________________

     Comes on for hearing this 2nd day of April, 1998, the Debtor-in-Possession's Motion to Sell Assets Free and Clear of All Liens and Encumbrances Pursuant to 11 U.S.C. Section 363 (the "Motion"), filed by Environmental Transportation Services, Inc., debtor and debtor-in-possession ("Debtor"), pursuant to Sections 363(b) and 363(f) of Title 11, United States Code (the "Bankruptcy Code"). Due notice of the Motion has been given in accordance with Bankruptcy Rules 2002 and 6004, including the Notice of the Motion served on all creditors and parties in interest in the case, and no other or further notice need be given. The Court having considered the Motion and the evidence presented at the hearing thereon, HEREBY
FINDS AND CONCLUDES AS FOLLOWS:

                 THE PURCHASE AND SALE AGREEMENT
                 _______________________________

     1. The Debtor has proposed to sell certain personal property as well as real property and other miscellaneous assets which are more specifically described in the Motion (collectively, the "Assets"), to Metropolitan Environmental Inc., an Indiana corporation (the "Purchaser"). The Debtor is seeking this Court's authority to: (i) enter into the Purchase and Sale Agreement (the "Agreement") dated February 26, 1998, which Agreement is attached as Exhibit "A" to the Motion; and (ii) consummate the transactions as set forth therein.

     2. The proposed purchase price for the Personal Property Assets was $2,311,614.00 and the proposed purchase price for the Real Property Assets was $500,000.00 (together, the "Purchase Price"). Pursuant to Section 2.2.3 of the Agreement, on March 6, 1998, Purchaser elected to exclude all of the Fixed Assets, Spare Parts and Inventory set forth in Schedule II to the Agreement. As a result, the Purchase Price will be reduced by $233,114.00 and is now $2,578,500.00. The terms of the Agreement are otherwise expressly modified as follows: (i) the Real Property Escrow Account will apply only to the Oklahoma Real Property Asset and no escrow will be applicable with respect to the Tennessee Real Property Asset; (ii) any agreement between Debtor and Purchaser to resolve the issues arising out of the environmental condition of the Oklahoma Real Property Asset which proposes an alternative other than as anticipated under Section 8.3.2(A), (B) or (C) of the Agreement, must be approved by Congress Financial Corporation (Southwest) ("CFC"), CFC agreeing to act in good faith in this regard; and (iii) Closing shall occur within two (2) business days of Debtor's written notification to Purchaser that the title exception to the Tennessee Real Property Asset involving Shipp Lane has been removed as an exception by the title company.

     3. The Purchaser and Debtor will share equally the responsibility for payment of all transfer taxes, if any. The real estate taxes which are a lien which are to become due will be prorated between the Debtor and the Purchaser to the date of the closing. The real estate taxes which are due and which are delinquent will be paid by the Debtor.




_____________________________
     1     The Oklahoma Real Property Asset and the Tennessee Real
Property Asset are more specifically described on the attached Exhibits "A" and "B," respectively.

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
                        APPROVAL OF SALE
                        ________________

     4. Except for real estate taxes, which are to be paid at the closing, and a vendor's lien on the Tennessee Real Property Asset, which is to be released prior to closing, the Debtor believes that there are no liens against the Assets except for those liens of CFC against substantially all of the Assets, and the lien of Carl Anderson ("Anderson") against the Oklahoma Real Property Asset.
The Debtor shall sell and the Purchaser shall acquire the Assets free and clear of all liens, claims and encumbrances.

     5. The net proceeds from the sale of the Assets will be held in a segregated, interest-bearing account by the Debtor
(separate and apart from the Debtor-in-Possession Operating Account and the Debtor's Lock Box Account) at a federally insured institution and collateralized pursuant to U.S. Trustee's
Guidelines pending further order of this Court.

     6. The total Purchase Price for the Assets is greater than the amount which Debtor could realize from any other sale for the Assets as a whole or pursuant to a piecemeal sale of the same.

     7. The Debtor is fully authorized under its corporate charter and by order of this Court to enter into the transactions contemplated herein. Pursuant to Sections 363 (b) and (f) of the Bankruptcy Code, the Debtor is specifically authorized to sell the Assets free and clear of any and all interest and liens in such property including any liens or claims against the Personal Property Assets, the Tennessee Real Property Asset and the Oklahoma Real Property Asset.

     8.   Pursuant to Section 363 (m) of the Bankruptcy Code, the
Purchaser shall be deemed a good-faith purchaser.

     9. CFC and Anderson filed limited objections or responses to the Motion. Dorothy Johnstone also filed an Objection to the Motion ("Johnstone Objection").


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
     Based on the foregoing findings of fact and conclusions of law, and upon due deliberation and sufficient cause appearing, IT
IS HEREBY ORDERED AS FOLLOWS:

     A. The objections of CFC and Anderson, to the extent inconsistent with this Order, are overruled. The Johnstone
Objection is specifically overruled.

     B. The Debtor-in-Possession's Motion to Sell Assets Free and Clear of All Liens and Encumbrances pursuant to 11 U.S.C. Section 363 is granted in its entirety (including approval of the back-up contract with Taylor & Martin) and the Debtor is ordered to transfer the deeds and Assets pursuant to the terms of the Agreement and consistent with the terms of this Order.

     C. The purchase price for the Personal Property Assets is $2,078,500.00 and the Purchase Price for the Real Property Assets is $500,000.00, and the Agreement is otherwise modified to the extent necessary to comply with the terms of this Order.

     D. Debtor's execution and delivery of the Agreement with the Purchaser and performance of its obligations under the Agreement with the Purchaser is approved.

     E. The net proceeds from the sale of the Assets including the Real Property Assets will be held in a segregated, interest-bearing account by the Debtor (separate and apart from the Debtor-in-Possession Operating Account and the Debtor's Lock Box Account) at a federally insured institution and collateralized pursuant to U.S. Trustee's Guidelines pending further order of this Court.

     F. Debtor is hereby authorized and directed to execute and deliver any and all additional documents and to take such other action as may be reasonably necessary or appropriate to perform its obligations under the Agreement with the Purchaser and this Order, including, without limitation, executing: agreements, deeds, assignments, bills of sale, amendments and schedules as may be

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
reasonably required to effect the transactions authorized by this Order, provided that such additional or supplemental agreements do not materially change the terms of the transactions contemplated by the Agreement.

     G. Debtor is authorized to take such corporate actions as may be necessary to implement the provisions of the Agreement and to execute and file any necessary documents with any appropriate secretary of state or other governmental agency, and this Order shall constitute all approvals and consents required by the laws of any state necessary to file, record and accept such documents.

     H. The Assets shall be sold, conveyed, assigned, transferred and delivered to the Purchaser free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, liabilities, obligations, encumbrances, charges, claims and interests of any and every kind, nature and description whatsoever, including, without limitation, claims arising out of pending litigation, those granted and imposed by prior orders of the Court and the liens of Debtor, if any.

     I. Upon consummation of the Agreement with the Purchaser, and receipt of the proceeds as set forth herein, all liens, including the liens of CFC, Anderson and the Debtor (if any), shall attach, as appropriate, to the proceeds of the sale of the Assets, including any income earned on such proceeds, with the same validity, force, status, extent and effect, if any, as the liens had prior to the Agreement.

     J. After consummation of the Agreement, Purchaser shall not be deemed to be a successor in interest to Debtor with respect to any liabilities, and pursuant to Section 363 (m) of the Bankruptcy Code, the Purchaser is deemed to be a good-faith purchaser.

     K. To the extent that Section 1146(c) of the Bankruptcy Code applies, the sale of the Assets to the Purchaser shall be exempt from any and all stamp, value-added, transfer, recording and other similar taxes (other than income taxes) and shall be exempt from any transfer or recording fees or other similar costs incurred or assessed by any federal, state, local or foreign taxing authority (including interest and penalties, if any) in connection with the sale or transfer of the Assets or the transactions contemplated by the Agreement.

     L. This Order shall govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

     M. Except as otherwise provided by further order of the Court, the Court shall retain jurisdiction to resolve any disputes arising under or relating to the Agreement, this Order and the distribution of the proceeds from the sale of the Assets.

     N. This Order shall serve as notice that each and every federal, state and local governmental agency or department may accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement.

     O. The Agreement and this Order shall be binding upon and shall inure to the benefit of Debtor and the Purchaser and their respective successors and assigns, including, without limitation,

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
any trustee who may be elected or appointed in Debtor's Chapter 11 case or any subsequent Chapter 7 case.

     P. Any entity seeking to enjoin the consummation of the transactions approved in this Order must commence such action in this Court.

     Q. This Order is a final order and, in accordance with Bankruptcy Rule 8001(a), the time to file a notice of appeal of the Order shall commence from the date of the entry of this Order by the Court.

     Dated this 7 day of April, 1998.
               ___

                                    /s/ Richard L. Bohanon
                                   ________________________________
                                   RICHARD L. BOHANON
                                   United States Bankruptcy Judge


APPROVED FOR ENTRY:



/s/ Kiran A. Phansalkar
______________________________________
Kiran A. Phansalkar, OBA # 11470
Laura L. McCasland, OBA # 17669
CONNER & WINTERS, P.C.
One Leadership Square
211 N. Robinson, Suite 1700
Oklahoma City, OK  73102
(405) 272-5711
(405) 232-2695  (fax)

ATTORNEYS FOR DEBTOR

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

Reviewed But Not Signed

________________________________
Clifton R. Jessup, Jr., TBN 10655020
Bruce H. White, TBN 21288850
George H. Barber, TBN 01705650
PATTON BOGGS, LLP
2200 Rose Ave., Suite 900
Dallas, Texas 75201
(214) 871-2141

ATTORNEYS FOR CONGRESS FINANCIAL
CORPORATION (SOUTHWEST)

/s/ Ross A. Plourde

_________________________________
Ross A. Plourde, OBA # 7193
McAfee & Taft
A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City OK 73102
(405) 235-9621

ATTORNEYS FOR CARL B. ANDERSON, JR.


/s/ Jackie L. Hill, Jr.

_________________________________
Jackie L. Hill, Jr., OBA # 11861
BRITTON GRAY AND HILL P.C.
100 N. Broadway, Suite 2060
Oklahoma City, OK  73102
(405) 239-2393

ATTORNEY FOR XTRA LEASE, INC.



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

/s/ G. Timothy Armstrong

_______________________________________
G. Timothy Armstrong, OBA #324
G. Timothy Armstrong, P.C.
3033 N.W. 63rd Street, Suite 150
Oklahoma City OK  73116
(405) 840-4383

ATTORNEYS FOR DOROTHY JOHNSTONE


lmca\ETS\Met Sale.ord


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